U.S. SECURITIES AND EXCHANGE COMMISSION
                                  WASHINGTON, D.C. 20594

                                        FORM 12b-25

                                NOTIFICATION OF LATE FILING
                                                            SEC FILE NUMBER
                                                            0-18259

                                                            CUSIP NUMBER
                                                            0000010771
                  (Check One):


/X/ Form 10-K and Form 10-KSB  / / Form 20-F   / / Form 11-K
/ / Form 10-Q and Form 10-QSB  / / Form N-SAR

            For Period Ended: 12/31/95

            / / Transition Report on Form 10-K
            / / Transition Report on Form 20-F
            / / Transition Report on Form 11-K
            / / Transition Report on Form 10-Q
            / / Transition Report on Form N-SAR

            For the Transition Period Ended:

      If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

      PORTION OF ITEM 1 AND ITEMS 6, 7, 8 AND 14(d) AND EXHIBITS 11, 12, 23 AND 27 REQUIRED BY ITEM 14(c).

___________________________________________________________________________
Part I -- Registrant Information
___________________________________________________________________________


      Full Name of Registrant             AG-BAG INTERNATIONAL LIMITED

      Former Name if Applicable

      2320 SE AG-BAG LANE
      ______________________________________________________________________
      Address of Principal Executive Office (Street and Number)

      WARRENTON, OREGON  97146
      ________________________
      City, State and Zip Code

___________________________________________________________________________
Part II -- Rules 12b-25(b) and (c)
___________________________________________________________________________

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

/X/         (a)   The reasons described in reasonable detail in Part III of
      this form could not be eliminated without unreasonable effort or expense;

/X/         (b)   The subject annual report, semi-annual report, transition
      report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

/X/         (c)   The accountant's statement or other exhibit required by Rule
      12b-25(c) has been attached if applicable.

___________________________________________________________________________
Part III -- Narrative
___________________________________________________________________________

State below in reasonable detail the reasons why Form 10-K and Form 10-KSB, 20-F, 11-K, 10-Q, and Form 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.

            The information required by a portion of Item 1 and Items 6, 7, 8 and 14(d) and Exhibits 11, 12, 23 and 27 of Item 14(c) of the registrant's Form 10-K for the year ended December 31, 1995 cannot be timely filed for the following reasons:

      (1) In late March 1996, after consulting with the registrant's auditors, the registrant decided to reverse certain previously recognized sales for the period ended December 31, 1995. It was determined that such sales did not meet the criteria for revenue recognition.

      (2) In connection with the foregoing and in cooperation with its auditors, the registrant is currently preparing financial statements to reflect the above referenced reversals. The registrant does not expect to complete the financial statements prior to the date the Form 10-K would otherwise be due.


                              (Attach Extra Sheets if Needed)

___________________________________________________________________________
Part IV -- Other Information
___________________________________________________________________________

      (1) Name and telephone number or person to contact in regard to this notification

      Mike Wallis                   (503)             861-1644
___________________________________________________________________________
      (Name)                        (Area Code)       (Telephone Number)

      (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the
Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                /X/ Yes     / / No

      (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portions thereof?
                                                / / Yes     /X/ No

      If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                               AG-BAG INTERNATIONAL LIMITED
___________________________________________________________________________
                       (Name of Registrant as specified in charter) has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date April 1, 1996                  By    /s/ Michael R. Wallis
     __________________             ___________________________________________
                                    Michael R. Wallis, Chief Financial
                                    Officer and Vice President, Finance

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.
___________________________________________________________________________
                                         ATTENTION
      Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).
___________________________________________________________________________